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Exhibit 99.2

        Prior to the closing of the private placement described in item 3.02 of the Current Report on Form 8-K to which this Exhibit 99.2 is attached, AmeriServ Financial, Inc. ("AmeriServ"), delivered to the purchasers a draft of a letter to the Securities and Exchange Commission and ("SEC") in response to the comments of the SEC on the Registration Statement on Form S-3 filed by AmeriServ on October 28, 2004. This Exhibit 99.2 contains excerpts from the letter that address the SEC's request that AmeriServ amend its 2003 Form 10-K or its Form 10-Q for the quarter ended September 30, 2004. The SEC's comments are set forth in bold and are followed by AmeriServ's responses.

Note 1—Summary of Significant Accounting Policies—Purchased and Originated
Mortgage Servicing Rights—page 44

  35.
  Please revise to disclose the method and significant assumptions used in determining the fair value of your mortgage servicing rights acquired through originations.

    AmeriServ will amend Note 1 by revising the subsection captioned "Purchased and Originated Mortgage Servicing Rights" to read as follows (new language is underlined):

    Purchased and Originated Mortgage Servicing Rights

        The Company recognizes as assets the rights to service mortgage loans for others whether the servicing rights are acquired through purchases or originations. Purchased mortgage servicing rights are capitalized at cost. For loans originated and sold where servicing rights have been retained, the Company allocates the cost of originating the loan to the loan (without the servicing rights) and the servicing rights retained based on their relative fair market values if it is practicable to estimate those fair values. Where it is not practicable to estimate the fair values, the entire cost of originating the loan is allocated to the loan without the servicing rights.

        The fair value of originated MSRs is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions. The expected and actual rates of mortgage loan prepayments are the most significant factors driving the value of MSRs. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. In determining the fair value of the MSRs, mortgage interest rates, which are used to determine prepayment rates, and discount rates are held constant over the estimated life of the portfolio. Expected mortgage loan prepayment rates are derived from a third-party model and adjusted to reflect AmeriServ's actual prepayment experience.

        For purposes of evaluating and measuring impairment, the Company stratifies the rights based on risk characteristics. If the discounted projected net cash flows of a stratum are less than the carrying amount of the stratum, the stratum is written down to the amount of the discounted projected net cash flows through a valuation account. The Company has determined that the predominant risk characteristics of its portfolio are loan type and interest rate. For purposes of evaluating impairment, the Company has stratified its portfolio in 200 basis point tranches by loan type. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Servicing fees, net of amortization, impairment, and related gains and losses on sales are recorded in individual lines on the Consolidated Statement of Operations. The value of mortgage servicing rights is subject to interest rate and prepayment risk. It is likely that the value of these assets will decrease if interest rates decline and prepayments occur at greater than the expected rate and conversely the value of servicing increases if interest rates rise and prepayment speeds slow.

Note 10—Federal Funds Purchased, Securities Sold Under Agreements to Repurchase and
Other Short-Term Borrowings—page 55

  39.
  Please revise to quantify unused lines of credit available for long and short-term financing in the notes to the financial statements. Refer to paragraphs 13 (a) and 16 of Rule 9-03 of Regulation S-X.

    AmeriServ will amend Note 10 by adding the following language, which currently appears in the section of MD&A captioned "Liquidity":

    At December 31, 2003, the Company's subsidiaries had approximately $5 million of unused lines of credit available under informal arrangements with correspondent banks. These lines of credit enable the Company's banking subsidiary to purchase funds for short-term needs at current market rates. Additionally, the Company's subsidiary bank is a member of the Federal Home Loan Bank which provides the opportunity to obtain short to longer term advances based upon the banks investment in assets secured by one- to four-family residential real estate. This would suggest a remaining current total available Federal Home Loan Bank aggregate borrowing capacity of approximately $233 million. The Company has ample liquidity available to fund all outstanding loan commitments if they were fully drawn upon.

  40.
  On page 69, we note that portions of your FHLB advances are callable quarterly. Please revise to disclose the circumstances under which these advances could be called and the results of calling. Refer to paragraph 5 of FAS 78.

    AmeriServ will amend Note 12 by adding the following language at the end of the paragraph following the table:

    At December 31, 2003, the Company had a total of $225 million of FHLB convertible advances which are reflected in the above table. $15 million of this total matures in 2005 and is callable quarterly at the discretion of the FHLB if the 90-day LIBOR rate were to exceed 8.50%. $75 million of this total matures in 2010 and is callable quarterly at the discretion of the FHLB if the 90-day LIBOR rate were to exceed 7.50%. The remaining $135 million of convertible advances mature in 2010 and are callable quarterly at the discretion of the FHLB. Recent indications from the FHLB suggest that these advances would only be called if interest rates were to rise over 400 basis points from December 31, 2003 levels.

Note 15—Pension and Profit Sharing Plans—page 61

  41.
  Please revise to disclose the weighted average assumptions used to determine your benefit obligation as of the date of each balance sheet presented. Refer to paragraph 5 (d) (4) (j) of FAS 132-R.

    AmeriServ will amend Note 15 by adding the following language to the beginning of the paragraph that appears just below the table captioned "Weighted-average assumptions":

    The Company used the discount rates and rates of compensation increase that are disclosed in the table above to determine the benefit obligation as of the date of each balance sheet.

Note 17—Commitments and Contingent Liabilities—page 64

42.
Please revise to provide the disclosures required by paragraph 13 (c) and (d) of FIN 45 for your standby letters of credit.

    AmeriServ will amend Note 17 by adding the following language to the end of the second paragraph thereof:

    Standby letters of credit had terms ranging from 1 year to 4 years. The aggregate maximum amount of future payments AmeriServ could be required to make under outstanding standby letters of credit was $3,216,000 at December 31, 2003. Assets valued, as of December 31, 2003, at approximately $3.0 million secured certain specifically identified standby letters of credit. The carrying amount of the liability for AmeriServ obligations related to standby letters of credit was $139,000 at December 31, 2003.

Note 18—Stock Compensation Plans—page 65

  43.
  Please revise to disclose the weighted average expected dividend assumption used to determine the fair value of stock options under the Black-Scholes model, for each year an income statement is presented. Refer to paragraph 47 (d) of FAS 123.

    AmeriServ will amend Note 18 by adding the following language to the end:

    expected dividend yields of 0% for 2003 options (because the MOU prohibits the payment of dividends), 5.11% to 12.41% for 2002 options and 8.00% for 2001 options.

Note 24—Regulatory Matters—page 74

  48.
  Please revise to disclose, as of the most recent balance sheet date, whether management believes any conditions or events have changed since notification by the Federal Reserve that the Company is "well capitalized." Refer to paragraph 17.14 (5) of AICPA Audit and Accounting Guide for Depository and Lending Institutions.

    AmeriServ will amend Note 24 by adding the following language before the last sentence above the table:

    As of March 12, 2004, the Company believes that no conditions or event have occurred that would change this conclusion.

    We have added a statement to the effect that the bank remains well-capitalized under applicable regulatory guidelines to the S-3 under the heading "Our Recent Financings and Use of Proceeds" in the Recent Developments section.

Note 26—Parent Company Financial Information—page 76

  49.
  Please revise to disclose dividends received from banking subsidiaries separately from dividends received from other subsidiaries for each of the last three years. Refer to Rule 9-06 of Regulation S-X.

    AmeriServ will amend Note 26 as follows:

    The following reflects the breakout of the dividends between banking and non-banking subsidiaries.

	2003	2002	2001
Dividends from subsidiaries	$1,589	$386	$7,200
Dividends from banking sub	-0-	-0-	$7,200
Dividends from non-bank subs	$1,589	$386	-0-

AmeriServ Financial Inc Form 10-Q for the Quarter Ended September 30, 2004

Management's Discussion and Analysis

  15.
  We note your discussion of factors that management believes will cause your fourth quarter earnings to swing to a loss. Please expand the discussion of the actions that you anticipate taking to discuss not only the fact that you will cancel the advances and repurchase the trust preferred but also note how the funding changes will affect your liquidity. Also, please note any prepayment penalties or other factors that AmeriServ or its subsidiaries will incur by implementing these plans.

    Reference is made to the response to comments 5 and 6 included in a new Recent Developments section. AmeriServ believes this disclosure is responsive to the Staff's comment contained in this comment 15 because it discloses details of the financings as well as the fact that the financings had no material effect on Bank liquidity. We also call to the Staff's attention Note 18 in the September 30, 3004 Form 10-Q in which the Company discloses substantially the same information.

  16.
  We note that both in your Form 10-K and in this Form l0-Q you have taken steps to detail how you have implemented your turn around strategy. In your next filing or amendment, please clarify how your cost cutting has occurred. Have you reduced head count, ceased using certain services, stopped providing customers with various services? The investor must be able to not only see that your costs have declined but also evaluate how the reduced costs affects your ability to continue to operate and return to a stronger financial footing.

    Details regarding the cost cutting are discussed in AmeriServ's 2002 Form 10-K in the section of the Management's Discussion and Analysis ("MD&A) captioned "Non-Interest Expense" and are summarized in the corresponding section in AmeriServ's 2003 Form 10-K. AmeriServ will expand this discussion in its future filings.

AmeriServ Financial, Inc. Annual Report on Form 10-K for Fiscal Year 2003

Business—page 2

  17.
  In your next Form 10-K or amendment, substantially increase your discussion regarding the business of AmeriServ. In particular, please provide additional detail regarding the following:

        •        the risks associated with your various loan products;

        •        and a full discussion of your Trust operations.

    Discussion of the matters described in the first bullet point is contained in the sections beginning with the "Risk Management Overview" section of Note 1 to the financial statements. The matters described in the second bullet are discussed in the section of MD&A captioned "Segment Results." AmeriServ will include a similar discussion in the business section of its 2004 Form 10-K.

Management's Discussion and Analysis—page 13

20.
Expand your discussion of your cash flows to discuss the losses generated by Standard Mortgage. We note your discussion of your structural problems in the Risk Factors section of the Registration Statement that specifically discusses Standard Mortgage as a drain upon your financial performance. However, the discussion in this section is silent as to how Standard affects your financial results.

  Losses generated by Standard Mortgage are discussed in MD&A in the third paragraph of the section captioned "Segment Results." AmeriServ will include a similar discussion in the "Summary Overview" section of MD&A in future filings. In addition, the risk factor in the S-3 captioned "Failure to successfully execute our turnaround strategy would adversely affect future earnings" has been revised to discuss how Standard Mortgage affects AmeriServ's financial results.

Consolidated Statements of Cash Flows—page 39

27.
Please revise to show all activity related to loans held for sale in the operating section. Refer to paragraph 9 of FAS 102.

  AmeriServ's Form 10-Q for the quarter ended September 30, 2004 reflects this change and records all items related to loans held for sale within the operating section of the cash flow. The 2004 Form 10-K will also reflect this treatment. In light of the fact that the amounts involved are immaterial and that the Form 10-Q discloses the information in the manner suggested by the Staff, AmeriServ respectfully suggests that amendment of the 2003 Form 10-K does not materially alter the information provided to the investment public and that prospective compliance with this comment is appropriate.

28.
Please revise to disclose a separate line item in operating cash flows for amortization of deferred loan fees. Refer to paragraph 28 of FAS 95.

  The total amount of operating cash flow attributable to amortization of deferred loan fees for 2003 was $261,000 and for 2002 was $380,000. While AmeriServ will add a separate line item as suggested in future filings, AmeriServ respectfully suggests that amendment of the 2003 Form 10-K does not materially alter the information provided to the investment public and that prospective compliance with this comment is appropriate.

30.
Please revise to disclose a separate line item in operating cash flows for gain or loss on sale of premises and equipment. Refer to paragraph 28 of FAS 95.

  The total amount of operating cash flow attributable to gain or loss on the sale of premises and equipment was $41,000 of gain in 2003 and $4,000 of loss in 2002. While AmeriServ will add a separate line item as suggested in future filings, AmeriServ respectfully suggests that amendment of the 2003 Form 10-K does not materially alter the information provided to the investment public and that prospective compliance with this comment is appropriate.

Note 1—Summary of Significant Accounting Policies—General

34.
Please revise to describe your accounting policy for measuring goodwill impairment, including how reporting units are determined and how goodwill is allocated to those reporting units.

  AmeriServ believes that the requested information is contained in Note 21 to the financial statements. In future filings, AmeriServ will add to Note 1 a cross-reference to Note 21. Since this change is solely for clarification and provides no new information, AmeriServ respectfully suggests that amendment of the 2003 Form 10-K does not materially alter the information provided to the investment public and that prospective compliance with this comment is appropriate.

Note 1—Summary of Significant Accounting Policies—Earnings per Share—page 44

36.
Please revise to provide a reconciliation of the numerators and denominators used in your basic and diluted earnings per share computations. Refer to paragraph 40 of FAS 128.

  The numerators in the two calculations were identical and the denominators are shown on the face of the balance sheet. No reconciliation is required because basic and diluted earnings per share are identical.

Note 4—Investment Securities—page 49

37.
Please revise to separately quantify equity and corporate debt securities from other securities. Refer to paragraph 19 of FAS 115.

  AmeriServ holds no equity securities other than a small amount of Federal Home Loan Bank stock that it is required to hold by virtue of its membership in the Federal Home Loan Bank of Pittsburgh and Federal Reserve Bank stock that it is required to hold by virtue of its membership in the Federal Reserve Bank of Philadelphia. Set forth below is Note 4 as stated and the change that would result if the Note were revised. In light of the de minimis amount involved and the fact that the securities involved are high quality, quasi-governmental equity securities, AmeriServ respectfully suggests that amendment of the 2003 Form 10-K does not materially alter the information provided to the investment public and that prospective compliance with this comment is appropriate.

  Other Securities as stated:

December 31, 2003	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Other securities	$33,916	32	(20)	$33,928

Total	$33,916	$32	$(20)	$33,928

  Note:    Of the $33,916 Other Securities, $22,982 are Equity Securities with the remaining $10,934 in Other Bonds.

  Other Securities Revised

December 31, 2003	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Equity investment in Federal Home Loan Bank and Federal Reserve Stocks	$22,942	$—	$—	$22,942
State of Israel Bonds	6,750	—	—	6,750
Misc Bonds	4,184	—	(20)	4,164
Misc Bank Stocks	40	32	—	72

Total	$33,916	$32	$(20)	$33,928

  Other Securities as stated:

December 31, 2002	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Other securities	$33,117	—	(27)	$33,090

Total	$33,117	$—	$(27)	$33,090

  Note:    Of the $33,117 Other Securities, $21,653 are Equity Securities with the remaining $11,514 in Other Bonds.

  Other Securities Revised

December 31, 2002	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Equity investment in Federal Home Loan Bank and Federal Reserve Stocks	$21,554	$—	$—	$21,554
State of Israel Bonds	6,750	—	—	6,750
Misc Bonds	4,764	—	(27)	4,737
Misc Bank Stocks	49	—	—	49

Total	$33,117	$—	$(27)	$33,928

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  Exhibit 99.2